Exhibit 23.10

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

As independent petroleum engineers, CAWLEY, GILLESPIE & ASSOCIATES, INC. hereby consents to the inclusion or incorporation by reference in this Registration Statement on Form S-4/A of Breitburn Energy Partners LP of information from our firm’s reserves report dated January 16, 2014 entitled Reserve Evaluation BreitBurn Management Company, LLC Interests Total Proved Reserves Postle Area As of December 31, 2013 filed as Exhibit 99.3 to the 2013 Annual Report on Form 10-K of Breitburn Energy Partners LP, and all references to our firm included in or made part of this Registration Statement.

/s/ Cawley Gillespie & Associates, Inc.
Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693
September 24, 2014